UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2006

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2006, Dominion Homes, Inc. (the “Company”), and all of the participating banks entered into Amendment No. 4 to the Second Amended and Restated Credit Agreement dated as of December 3, 2003 (the “Facility”). As so amended, the Facility contains the following significant provisions:

•	the Facility terminates on May 31, 2007, unless extended by mutual agreement;

•	aggregate borrowings and letters of credit are limited to the lesser of (i) the availability under the borrowing base (which borrowing base was revised by Amendment No. 4); or (ii) $240,000,000 through September 29, 2006, $225,000,000 from September 30, 2006 through December 30, 2006 and $200,000,000 on December 31, 2006 and thereafter;

•	the Company has agreed to reduce the outstanding balance of its bank loans, for a period of five consecutive business days during the period from December 1, 2006 through January 5, 2007, to an amount not greater than $165,000,000;

•	the Company has the option to use a combination of either of the following methods to price the revolving line of credit: (a) the administrative agent’s prime rate of interest plus a variable margin that ranges from 0% to 0.25% depending on the interest coverage ratio or (b) a Eurodollar rate of interest plus a variable margin that ranges from 1.75% to 3.25% depending on the interest coverage ratio;

•	the Company is subject to certain additional fees and the rate of the unused commitment fee will range from 0.25% to 0.50% of the unused commitment, based upon the interest rate coverage ratio;

•	the Company must maintain an interest coverage ratio determined quarterly and based upon the preceding 12 months of not less than 1.30 to 1.00 as of the quarter ending March 31, 2006, 0.80 to 1.00 as of the quarter ending June 30, 2006, 0.60 to 1.00 as of the quarter ending September 30, 2006 and December 31, 2006, respectively, and 1.00 to 1.00 as of the quarter ending March 31, 2007 and as of the end of each quarter thereafter;

•	the Company must maintain a tangible net worth of not less than $175,000,000 plus, beginning December 31, 2006, 50% of annual net income after taxes;

•	the Company must maintain a total liabilities to tangible net worth (leverage) ratio of not greater than 2.25 to 1.00 from January 1, 2006 through June 29, 2006, 2.00 to 1.00 from June 30, 2006 through December 30, 2006 and 1.75 to 1.00 on December 31, 2006 and thereafter;

•	the Company must maintain an uncommitted land to consolidated tangible net worth ratio of not greater than 1.75 to 1.00 from March 31, 2006 through September 29, 2006, 1.70 to 1.00 from September 30, 2006 through December 30, 2006 and 1.55 to 1.00 on December 31, 2006 and thereafter;

•	with certain exceptions, aggregate borrowings outside of the Facility may not exceed $15,000,000;

•	with certain exceptions, the Company may not become liable for contingent liabilities;

•	annual operating lease rentals may not exceed $7,500,000;

•	with certain exceptions, the Company may not acquire any of its own shares;

•	the Company may not declare or pay any cash dividends;

•	except under certain circumstances, the Company may not change its chief executive officer or chief operating officer;

•	the Company is restricted from making certain investments, loans or advances, including more than an aggregate of $20,000,000 in joint ventures, $2,000,000 in mortgage companies, $2,000,000 to purchasers of land owned by the Company and $2,500,000 to its insurance subsidiaries;

•	the Company is prohibited from acquiring any business or its assets and from expanding into markets outside of its current Central Ohio and Louisville and Lexington, Kentucky markets;

•	the Company may not permit the aggregate value of its land not zoned for residential development inventories to exceed $20,000,000, its speculative inventory homes to exceed $30,000,000, its foundation inventories to exceed 275 homes or $12,000,000 or its model home inventories to exceed $8,500,000;

•	the Company may not permit the aggregate value of its developed lots and lots under development to exceed $160,000,000 as of March 31, 2006, $155,000,000 as of June 30, 2006, $150,000,000 as of September 30, 2006 and $145,000,000 as of December 31, 2006 and thereafter;

•	excluding certain purchases of land that were identified as of the date of the amendment, the Company may not purchase new land in aggregate amounts greater than $1,700,000 from January 1, 2006 through December 31, 2006 and $43,750 from January 1, 2007 through the date of termination of the Facility; and

•	the Company may not incur an operating loss in any five consecutive quarters.

As of March 29, 2006, the Company was in compliance with the Facility covenants and had approximately $217,750,000 in outstanding borrowings under the Facility.

The Company (and certain of its subsidiaries) also agreed to grant liens to the administrative agent, for the benefit of the participating banks, on all of its tangible and intangible personal property and all of its real estate, including subsequently-acquired property, as set forth in the Amendment No. 4 and in a Security Agreement dated as of March 30, 2006 among the Company, the subsidiary grantors named therein, and The Huntington National Bank, as Administrative Agent (the “Security Agreement.”)

The above description is qualified in its entirety by reference to the full text of the Amendment No. 4 to Second Amended and Restated Credit Agreement and the Security Agreement, which are attached hereto and incorporated by reference herein as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Amendment No. 4 to Credit Agreement dated March 30, 2006, among Dominion Homes, Inc., The Huntington National Bank, as Administrative Agent, and the Lenders listed thereon.

10.2	Security Agreement dated March 30, 2006, among Dominion Homes Inc., the Other Grantors named therein, and The Huntington National Bank, as Administrative Agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President of Finance and Chief Financial Officer

Date: March 30, 2006